Exhibit 99.1

NEWS
Contacts:

Analysts/Investors: Brian J. Radecki - Chief Financial Officer (301) 664-9132 bradecki@costar.com Media: Timothy J. Trainor - Communications Director (301) 280-7695 ttrainor@costar.com

CoStar Group Announces Fourth Quarter and Year-end 2007 Results

Company Posts 28.5% Increase in Net Income for 2007,
Confirms Earnings Outlook of 25% to 30% Net Income Growth for 2008

BETHESDA, MD — February 20, 2008 - CoStar Group, Inc. (Nasdaq: CSGP), the number one provider of information services to the commercial real estate industry, today announced that net income for the year ended December 31, 2007 increased 28.5% to $16.0 million, or $0.82 per diluted share, compared to $12.4 million, or $0.65 per diluted share for 2006. EBITDA (earnings before interest, taxes, deprecation and amortization) for the year ended December 31, 2007 was $34.0 million, an increase of 31.3% compared to EBITDA of $25.9 million in 2006. Revenues for the year ended December 31, 2007 were $192.8 million, an increase of 21.3% over revenues of $158.9 million in 2006.

The overall earnings growth reflects continued sequential increases in core revenue, continuing high subscriber renewal rates, an increase in new subscribers and improved operational efficiencies.

Year 2006-2007 Quarterly Results
(in millions, except per share data)
	2006				2007
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Revenues	$37.3	$38.9	$40.6	$42.1	$44.8	$47.8	$49.3	$50.8
EBITDA	4.7	5.3	8.8	7.2	5.0	4.2	8.0	16.8
Net income	1.9	2.3	4.7	3.5	1.8	1.2	3.3	9.7
Net income per share - diluted	0.10	0.12	0.25	0.18	0.09	0.06	0.17	0.50
Weighted average outstanding shares - diluted	19.3	19.3	19.1	19.2	19.2	19.3	19.5	19.5

“CoStar Group ended 2007 in a very strong financial position with an outstanding fourth quarter resulting from the organization's focus on growth, earnings leverage and cost stabilization,” said CoStar Group CEO Andrew C. Florance. "The significant investments we have made over the past three years to expand our commercial real estate coverage in the U.S. and U.K. have provided a clear advantage over other services in the marketplace. We continue to attract new customers to our expanded service platform, and renewal rates among core subscribers have continued to generate strong earnings growth and a positive outlook for 2008. As a result of our company’s continued growth, we are projecting 2008 earnings to nearly double year-over-year, excluding the one-time gain on the U.K. lease assignment in 2007,” said Florance.

“CoStar enjoyed especially robust subscriber growth in the fourth quarter, signing approximately 1,700 net new paying subscribers, which we believe affirms the value of our research-verified information service,” said Florance. “The renewal rate for our subscription-based products remained strong at 91% for the quarter,” he added.

“We fully expect this sustained earnings momentum resulting from the significant investments we made over the past several years to continue through 2008. As a result, we believe revenues will continue to grow over a relatively fixed cost base as we work towards achieving both a 30% EBITDA margin in our U.S. operations and break-even in our international operations by year-end,” Florance said.

Revenues for the fourth quarter of 2007 were $50.8 million, a 20.8% increase compared to the same period a year ago. Net income increased to $9.7 million, or $0.50 per diluted share, for the fourth quarter of 2007 compared to net income of $3.5 million, or $0.18 per diluted share for the fourth quarter of 2006. EBITDA was $16.8 million for the fourth quarter of 2007 compared to $7.2 million for the fourth quarter 2006.

The fourth quarter 2007 results included a $7.6 million net gain on a lease settlement from the assignment of the leasehold interest in London office space by CoStar's wholly owned U.K. subsidiary following CoStar’s acquisition in 2007 of Property Investment Exchange Limited (Propex). In addition, results for the quarter include the non-cash charges for equity compensation of $1.0 million, primarily included in general and administrative costs, selling and marketing expenses and cost of revenues.

As of December 31, 2007, the company had $187.4 million in cash, cash equivalents and short-term investments, and had no long-term debt.

2008 Outlook

“For the first quarter of 2008, we expect fully diluted net income per share of approximately $0.20 to $0.22,” said CoStar Group Chief Financial Officer Brian J. Radecki. “For the full year of 2008, we expect fully diluted net income per share of approximately $1.00 to $1.05, which includes an estimated $5.0 million to $6.0 million in pre-tax, non-cash equity compensation charges related to the vesting of restricted stock and stock option grants. We expect to continue to grow earnings from U.S. operations through 2008 as a result of consistent core revenue growth combined with a relatively fixed cost base," added Radecki.

“For the first quarter of 2008, we expect a sequential quarterly increase in revenue of 2.0% to 4.0%, and for 2008 we expect overall revenue growth in the range of 14.0% to 16.0% over 2007,” said Radecki.

The company expects capital expenditures to decline in 2008 to approximately $8.0 million to $9.0 million, including investments in facilities, photography, network equipment and workstations to support ongoing operations.

Management will conduct a conference call to discuss earnings results for the fourth quarter ended December 31, 2007 and the financial outlook for the first quarter of 2008 at 11:00 a.m. EST on Thursday, February 21, 2008.  The audio portion of the conference call will be broadcast live over the Internet at http://www.costar.com/corporate/investor/. To join the conference call by telephone, please call (888) 688-0419 from within the United States, or (706) 634-0964 from outside the United States. A replay of the conference call will be available two hours after the live call concludes through midnight on March 7, 2008. The replay telephone number is (800) 642-1687 within the United States or (706) 645-9291 outside the United States. Refer to Conference ID 33444915. The replay will also be available over the Internet at http://www.costar.com/corporate/investor/ for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006

Revenues	$50,840	$42,098	$192,805	$158,889
Cost of revenues	20,009	16,599	76,704	56,136
Gross margin	30,831	25,499	116,101	102,753

Operating expenses:
Selling and marketing	12,025	9,906	51,777	41,774
Software development	3,087	3,191	12,453	12,008
General and administrative	9,743	7,520	36,569	30,707
Gain on lease settlement, net	(7,613)	-	(7,613)	-
Purchase amortization	1,256	883	5,063	4,183
	18,498	21,500	98,249	88,672

Income from operations	12,333	3,999	17,852	14,081
Interest and other income, net	2,220	1,957	8,045	6,845
Income before income taxes	14,553	5,956	25,897	20,926
Income tax expense, net	4,841	2,408	9,946	8,516
Net income	$9,712	$3,548	$15,951	$12,410

Net income per share - basic	$0.51	$0.19	$0.84	$0.66
Net income per share - diluted	$0.50	$0.18	$0.82	$0.65

Weighted average outstanding shares - basic	19,148	18,819	19,044	18,751
Weighted average outstanding shares - diluted	19,498	19,201	19,404	19,165

Reconciliation of Non-GAAP Financial Measures with Net Income

Net income	$9,712	$3,548	$15,951	$12,410
Purchase amortization in cost of revenues	783	424	2,170	1,205
Purchase amortization in operating expenses	1,256	883	5,063	4,183
Depreciation and other amortization	2,401	1,879	8,914	6,421
Interest income, net	(2,220)	(1,957)	(8,045)	(6,845)
Income tax expense, net	4,841	2,408	9,946	8,516
EBITDA	$16,773	$7,185	$33,999	$25,890

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Revenues
United States	$44,733	$38,517	$170,298	$146,073
International	6,107	3,581	22,507	12,816
Total Revenues	$50,840	$42,098	$192,805	$158,889

EBITDA
United States	$11,861	$7,539	$32,872	$26,205
International*	4,912	(354)	1,127	(315)
Total EBITDA	$16,773	$7,185	$33,999	$25,890

* International EBITDA includes a corporate allocation of approximately $390,000 and $252,000 for the three months ended December 31, 2007 and 2006, respectively, and $2,590,000 and $1,008,000 for the year ended December 31, 2007 and 2006, respectively.

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$57,785	$38,159
Short-term investments	129,641	119,989
Accounts receivable, net	10,875	9,202
Deferred income taxes	2,716	7,904
Prepaid and other current assets	4,661	3,497
Total current assets	205,678	178,751

Deferred income taxes	2,233	6,973
Property and equipment, net	24,045	18,407
Intangible and other assets, net	87,565	69,669
Deposits and other assets	2,322	1,637
Total assets	$321,843	$275,437

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$27,863	$15,328
Deferred revenue	10,374	8,817
Total current liabilities	38,237	24,145

Deferred income taxes	1,801	1,182

Stockholders' equity	281,805	250,110
Total liabilities and stockholders' equity	$321,843	$275,437

Reconciliation of Non-GAAP Financial Measures with 2006-2007 Quarterly Results
(in millions)
	2006				2007
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Net income	$1.9	$2.3	$4.7	$3.5	$1.8	$1.2	$3.3	$9.7
Purchase amortization	1.4	1.4	1.3	1.3	1.6	1.8	1.8	2.0
Depreciation and other amortization	1.4	1.5	1.6	1.9	2.0	2.1	2.3	2.5
Interest income, net	(1.4)	(1.6)	(1.8)	(1.9)	(1.9)	(1.9)	(2.1)	(2.2)
Income tax expense, net	1.4	1.7	3.0	2.4	1.5	1.0	2.7	4.8
EBITDA	$4.7	$5.3	$8.8	$7.2	$5.0	$4.2	$8.0	$16.8

About CoStar Group,  Inc.

CoStar Group, Inc. (Nasdaq: CSGP) is the number one provider of information services to commercial real estate professionals in the United States as well as the United Kingdom. CoStar's suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information throughout the U.S. as well as in the United Kingdom and France.  Headquartered in Bethesda, MD, the company has approximately 1,300 employees, including the largest professional research organization in the industry. For more information, visit http://www.costar.com.

This news release includes "forward-looking statements" including, without limitation, statements regarding CoStar’s expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar's filings from time to time with the Securities and Exchange Commission, including CoStar’s Form 10-K for the year ended December 31, 2006 and CoStar’s Form 10-Q for the quarter ended September 30, 2007, under the heading “Risk Factors.”  In addition to these statements, there can be no assurance that we will continue to attract new customers to our expanded service platform, or that renewal rates among core subscribers will continue to generate strong earnings growth and a positive outlook for 2008; that CoStar will nearly double 2008 earnings year-over-year, excluding the one-time gain on the U.K. lease assignment in 2007, as a result of CoStar’s continued growth; that the signing of approximately 1,700 net new paying subscribers affirms the value of our research-verified information service; that earnings momentum resulting from the investments made over the past several years will continue through 2008; that revenues will continue to grow over a relatively fixed cost base; that we will achieve a 30% EBITDA margin in our U.S. operations and break-even in our international operations by year-end; that first quarter 2008 and year-end 2008 fully diluted net income per share will be as stated in this press release; that the charges for non-cash equity compensation in 2008 will be as stated in this press release; that the Company will continue to grow earnings from U.S. operations through 2008 as a result of consistent core revenue growth combined with a relatively fixed cost base; that sequential and overall revenue growth rates for 2008 will be as stated in this press release; or that capital expenditures for 2008 will be as stated in this press release.  All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.